UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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☐      Preliminary Proxy Statement
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☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to Rule 14a-12
BELLSOUTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Updated as of April 14, 2006
Shareholder Questions and Answers related to the AT&T / BellSouth merger
Terms of the Merger
Q: What are the terms of the merger?
A: In the merger, shareholders of BellSouth will receive 1.325 shares of AT&T common stock for each common share of BellSouth. Based on AT&T’s closing stock price on March 3, 2006 (the last trading day before the announcement of the transaction), this exchange ratio equals $37.09 per BellSouth common share. This price per share represents a 17.9 percent premium over BellSouth’s closing stock price on March 3, 2006.
Q: Why are BellSouth and AT&T planning to merge?
A: BellSouth believes this merger represents the right opportunity for the Company, our shareholders, our customers and our employees. It will create one of the largest providers of communications services in the world and will allow us to better respond to competitive forces in our industry and pursue growth opportunities.
Q: What approval is required and how long will it take for the merger to close?
A: The merger is subject to customary closing conditions, and approval by the shareholders of both companies and applicable governmental authorities. We anticipate the merger will close within approximately 12 months, subject to these shareholder and governmental approvals.
Q: When will the shareholders know if the buyout has taken place?
A: Subject to shareholder and governmental approval, the transaction is expected to close within approximately 12 months. AT&T will issue a news release on the date of the closing announcing the closing has occurred. The news release will appear in the general press and on BellSouth’s Internet site at www.bellsouth.com/investor.
Q: Will this merger transaction be taxable to me?
A: No, the merger is not anticipated to be a taxable event since it is a stock-for-stock transaction. However, you should consult your tax advisor regarding your particular situation.
Shareholder Approval
Q: When will shareholders have a chance to vote on the proposed merger?
A: BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a packet of information, including a proxy statement and notification of the time and place of the meeting, prior to that special meeting. Approval of the transaction will require the affirmative vote of a majority of the outstanding shares of BellSouth common stock.

Q: Do the shareholders have a choice? Can the shareholders stop the merger?
A: BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a packet of information, including a proxy statement that relates to the merger and notification of the time and place of the meeting, prior to that special meeting. Approval of the transaction will require the affirmative vote of a majority of the outstanding shares of BellSouth common stock.
BellSouth Shares
Q: How will the merger affect my BellSouth stock?
A: After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action will be required by you until after the closing of the merger. Following the closing, you will receive instructions from AT&T regarding the exchange of your shares.
Q: Will there be a cash payment or cash option for BellSouth shares from AT&T? How much will it be?
A: There will be no cash payment from AT&T. After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action will be required by you until after the closing of the merger. Following the closing, you will receive information from AT&T regarding the exchange of your shares.
New! Q: What does the $37.09 per share exchange value that was mentioned in the press release mean to me? How do I calculate the exchange value of my BellSouth stock into AT&T?
A: BellSouth shareholders will receive 1.325 shares of AT&T common stock for each share of BellSouth that they hold immediately prior to the merger. For the purpose of calculating or estimating the value of your exchanged shares, you would multiply your BellSouth “share” balance by the 1.325 “exchange ratio” at that time to determine the number of AT&T shares you would receive. The market valuation of your new AT&T share balance at the time of exchange would be determined by multiplying your AT&T share balance by the trading price of AT&T’s common stock on the market at that point in time.
Based on the above calculation, each share of BellSouth common stock would have represented approximately $37.09 at the close of business on March 3, 2006 (if the merger had closed prior to that time). Each share of BellSouth stock will be exchanged for 1.325 shares of AT&T common stock, and the closing price of AT&T’s common stock on March 3, 2006 was $27.99 (1.325 AT&T shares x $27.99 = $37.09 per BellSouth share). The value of each former BellSouth common share following the merger will fluctuate based on the market price of AT&T’s common stock.
Q: Is $37.09 the amount of money a shareholder would have received if he or she sold BellSouth shares on March 6, 2006?
A: The price for buying or selling a share of stock is based on the market price on the date and time of the trade. BellSouth’s stock closed at $34.50 on March 6, 2006. In the merger, shareholders of BellSouth will receive 1.325 shares of AT&T common stock for each common share of BellSouth. Based on AT&T’s closing stock price on March 3, 2006 (the last trading day before the announcement of the transaction), this exchange ratio was valued at $37.09 per BellSouth common share. This price per share represents a 17.9 percent premium over BellSouth’s closing stock price on March 3, 2006.

Q: Is it better just to sell all of my BellSouth shares?
A: Whether to buy or sell stock is a personal decision. We recommend you consult your investment advisor.
Q: Will shareholders be asked to turn in their certificates? If so, when?
A: We expect the merger to close within approximately 12 months. Following the closing of the merger you will receive a packet of information and instructions from AT&T including a Transmittal Form for your certificated stock. You will be required to complete the Transmittal Form and return it, along with your stock certificate(s) (or an affidavit of loss if you have misplaced your stock certificate(s), to receive your shares of AT&T stock).
Q: What will happen to my BellSouth shares after the merger is approved and what action must I take now?
A: After the merger is approved and closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action is required by you at this time. Following the closing, you will receive instructions from AT&T.
New! Q: After the merger, how will any partial (“fractional”) share of BellSouth common stock be handled during the exchange for AT&T stock?
A: If you are a registered shareholder who reinvests dividends through the BellSouth Direct Investment Plan (“BellSouth Plan”) at the time of the exchange, all of your BellSouth Plan share balance (whole and fractional share) will be transferred and exchanged for AT&T shares into the AT&T dividend reinvestment program (The DirectSERVICE Investment Program for Stockholders of AT&T, Inc.). However, if you hold any shares outside of the BellSouth Plan, only whole shares will be exchanged for those AT&T shares. As a result, any fractional share will be sold and a check will be mailed to you. If your BellSouth shares are held in a stock brokerage account, by a bank or other nominee, then you are considered the “beneficial holder” of the shares. If this is the case, please contact your broker or appropriate agent regarding how they will treat a fractional share.
New! Q: Will there be a forced liquidation of any partial (“fractional”) share?
A: If you are a registered shareholder who reinvests dividends through the BellSouth Direct Investment Plan (“BellSouth Plan”) at the time of the exchange, all of your BellSouth Plan share balance (whole and fractional share) will be transferred and exchanged for AT&T shares into the AT&T dividend reinvestment program (The DirectSERVICE Investment Program for Stockholders of AT&T, Inc.). However, if you hold any shares outside of the BellSouth Plan, only whole shares will be exchanged for AT&T shares. As a result, any fractional share will be sold and a check will be mailed to you. If your BellSouth shares are held in a stock brokerage account, by a bank or other nominee, then you are considered the “beneficial holder” of the shares. If this is the case, please contact your broker or appropriate agent regarding how they will treat a fractional share.
Dividends
Q: What will happen to my BellSouth dividends?
A: BellSouth will continue to pay quarterly dividends declared by BellSouth’s Board of Directors until the merger with AT&T is closed. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52 percent to $1.76 post-merger ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend). All dividends are subject to the discretion of the Board of Directors.
Q: What is AT&T’s dividend rate?
A: AT&T’s current annual dividend is $1.33 per share. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing, each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52 percent to $1.76 post-merger ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend). All dividends paid by AT&T are subject to the discretion of AT&T’s Board of Directors.
Q: If the merger goes through will dividends still be paid?
A: All dividends paid by AT&T are subject to the discretion of AT&T’s Board of Directors. AT&T’s current annual dividend is $1.33 per share. The merger is expected to result in an increased dividend for BellSouth’s shareholders following the transaction. At closing, each share of BellSouth stock, which currently pays an annual dividend of $1.16, will be converted into 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share of BellSouth stock held today will effectively increase 52 percent to $1.76 post-merger ($1.33 annual dividend per share x 1.325 shares = $1.76 annual dividend).
Direct Investment Plan (Plan)
Q: Will BellSouth continue to have its Direct Investment Plan (Plan)?
A: BellSouth’s current Plan will continue for existing participants until the merger closing. However, no new participants can be added. After the closing, AT&T will need to address this question with regard to the AT&T shares received in exchange for the BellSouth shares at closing.
Transfer Agent for the New Company
Q: Who will be the transfer agent for the new company?
A: Mellon Investor Services will remain as the transfer agent for BellSouth until the closing of the transaction. After the closing, AT&T will work with the transfer agent that best suits their business needs.
BellSouth Service Area
Q: What are the states where BellSouth provides phone service?
A: BellSouth provides local telephone phone service in our franchise areas in Alabama, Georgia, Kentucky, Florida, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.
Cingular
Q: Since BellSouth owns 40 percent of Cingular, what will happen to Cingular?
A: Until the transaction is closed, Cingular will continue to operate under the current management and governance structure. AT&T will own 100 percent of Cingular following the closing. Post closing impacts on Cingular will need to be addressed by AT&T. AT&T announced the Cingular brand name will no longer be used following closing and that Cingular’s headquarters will remain in Atlanta.
Contact Information
Q: Who do I contact if I have questions or need information regarding this merger?
A: Visit BellSouth’s Web site at www.bellsouth.com/investor for information and updates regarding the proposed merger. You can also call Investor Relations at 1-866-337-6288, or write to BellSouth Investor Relations at 1155 Peachtree Street, Room 14B06, Atlanta, Georgia 30309-3610.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.